Exhibit A-2

                          GPU DIVERSIFIED HOLDINGS LLC
                            Balance Sheet (Unaudited)
                               September 30, 2003
                          -----------------------------
                                 (In Thousands)


Assets

Current assets:
    Cash and temporary cash investments                              $       -
    Accounts receivable                                                    273
    Prepaid taxes                                                          166
                                                                      --------

         Total current assets                                              439
                                                                      --------

Other property and investments                                          28,743
                                                                      --------


     Total Assets                                                    $  29,182
                                                                      ========


Liabilities & Stockholder's Equity

Current liabilities:
    Accounts payable                                                 $      18
                                                                      --------
                                                                            18
                                                                      --------

Deferred credits and other liabilities                                   1,110
                                                                      --------

Stockholder's equity:
    Common stock & capital surplus                                      27,577
    Accumulated deficit                                                 (1,837)
    Accumulated other comprehensive income                               2,314
                                                                      --------

         Total stockholder's equity                                     28,054
                                                                      --------


         Total Liabilities & Stockholder's Equity                    $  29,182
                                                                      ========


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                                                                     Exhibit A-2

                          GPU DIVERSIFIED HOLDINGS LLC
                       Statement of Operation (Unaudited)
                       ----------------------------------
                                 (In Thousands)


                                          Three Months      Nine Months
                                             Ended             Ended
                                          Sept. 30, 2003   Sept. 30, 2003
                                          --------------   --------------

Operating Revenues                          $    -            $    -


Operating Expenses                                15                25
                                              ------            ------


Operating Loss                                   (15)              (25)


Other Income and Expenses, Net                    11            (2,471)
                                              ------            ------


Loss Before Income Taxes                          (4)           (2,496)


    Income tax                                    (5)             (876)
                                              ------            ------


Net Income/(Loss)                           $      1           $(1,620)
                                              ======            ======